Exhibit (d)(2)

SCHEDULE A

Dated February 7, 2020

to the

ADVISORY AGREEMENT

Dated June 12, 2015 between

EXCHANGE LISTED FUNDS TRUST

and

EXCHANGE TRADED CONCEPTS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate	Effective Date
Knowledge Leaders Developed World ETF	75 bps	July 7, 2015
Saba Interest Rate Hedged CEF ETF	110 bps	March 15, 2017
High Yield ETF	125 bps	June 19, 2018
QRAFT AI-Enhanced U.S. Large Cap ETF	75 bps	May 1, 2019
QRAFT AI-Enhanced U.S. Large Cap Momentum ETF	75 bps	May 1, 2019
Armor US Equity Index ETF	50 bps	February 7, 2020
Armor International Equity Index ETF	50 bps	[ - ]
Armor Emerging Markets Equity Index ETF	50 bps	[ - ]
QRAFT AI-Enhanced US High Dividend ETF	75 bps	February 21, 2020

Exchange Listed Funds Trust:	Exchange Traded Concepts, LLC

/s/ J. Garrett Stevens	/s/ J. Garrett Stevens
J. Garrett Stevens, President	J. Garrett Stevens, CEO